Exhibit 99

News Release

Investor Contact:
Laura Cinat
(312) 255-6167
laura.cinat@diamondcluster.com

Media Contact:
David Moon
(312) 255-4560
david.moon@diamondcluster.com

DIAMONDCLUSTER INTERNATIONAL ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

CHICAGO, June 22, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced that it expects net revenue for the first quarter of fiscal year 2006 (ending June 30, 2005) to be $48 to $49 million, an increase of more than 7% over the first quarter of fiscal year 2005, but below its previous guidance. Pretax income for the quarter is expected to be $1.5 to $2.5 million. An unusually high reported tax rate of over 140% in the first fiscal quarter, caused by the Company’s current inability to recognize international tax benefits, translates to expected losses of ($0.03) to ($0.05) per share. Free cash flow (cash flow from operating activities less capital expenditures) for the quarter is expected to be between ($7) and ($8) million reflecting, in part, the payout of annual bonuses during the quarter.

Mel Bergstein, DiamondCluster’s chairman and CEO, said, “In the last three weeks, decisions on two large proposals for work in North America were pushed into the September quarter and we lost one proposal in spite of very strong buying signs from the client. It is simply an issue of timing. The market is strong and our proposal activity is robust.”

The company expects its second fiscal quarter (ending September 30, 2005) net revenue to increase to between $52 and $57 million, resulting in pretax income of $5 to $8 million and earnings per share of $0.05 to $0.09. The company expects free cash flow of $5 to $9 million in the September quarter.

“Spending trends at our clients remain good and business activity is strong, as reflected by robust proposal activity,” continued Bergstein. “We expect growth to accelerate in the September quarter.”

Actual results for the first quarter and further details related to the Company’s expectations for the remainder of fiscal year 2006 will be reported after markets close on July 27, 2005. Prior to that, the company will present at the William Blair conference in Chicago on June 23rd, and at the Wachovia conference in Nantucket on June 27th.

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices in Europe, North America, the Middle East, and South America. To learn more, visit www.diamondcluster.com.

Conference Call

Management from DiamondCluster International will host a conference call today, June 22, 2005, at 3:30 pm CT to discuss these preliminary results. Domestic participants should call (800) 847-8137, and international callers should dial (212) 748-2819. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com. A replay of the call will be available through the end of the business day on June 29, 2005 by dialing (402) 977-9140, and entering passcode 21249859 when prompted.

Forward-Looking Statement

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. market, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-K for fiscal year 2005, ended March 31, 2005.

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